Asimpact

                                                                   Exhibit 10(b)






INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-effective Amendment No. 6 to Registration Statement No. 33-86866 of American Skandia Life Assurance Corporation Variable Account B (Class 3 Sub-Accounts) on Form N-4 of our report dated March 10, 1997, included and incorporated by reference in the Annual Report on Form 10-K of American Skandia Life Assurance Corporation for the year ended December 31, 1998, to the use of our report dated March 10, 1997 relating to American Skandia Life Assurance Corporation appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Independent Auditors" appearing in the Statement of Additional Information, which is also part of this Registration Statement.


/s/Deloitte & Touche LLP
New York, New York
April 23, 1999